[KCAP Financial letterhead]

April 22, 2013

Mr. Edward Gilpin

KCAP Financial, Inc.

295 Madison Avenue, 6th Floor

New York, NY 10017

Dear Ted:

This letter constitutes an amendment to your employment agreement with Kohlberg Capital Corporation, now known as KCAP Financial, Inc., dated May 18, 2012 (the “Employment Agreement”), pursuant to Section 11(a) of the Employment Agreement. Except as specifically stated herein, the terms and conditions described in your Employment Agreement will remain in effect.

Effective as of the date first written above, Section 4(c) of the Employment Agreement is hereby amended by deleting the last sentence thereof.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. We will provide a countersigned copy for your records.

Very truly yours,

/s/ Dayl W. Pearson

Dayl W. Pearson
President and Chief Executive Officer

Accepted by:

/s/ Edward Gilpin

Edward Gilpin

Date: April 22, 2013